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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Active Power, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

00504W 10 0 (CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

CUSIP No. 00504W100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).	Joseph F. Pinkerton, III

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization	USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 6. Shared Voting Power 7. Sole Dispositive Power 8. Shared Dispositive Power	5,294,601 none 5,294,601 none

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	5,294,601

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)	12.7%

12.	Type of Reporting Person (See Instructions)	IN

Item 1.

(a) Name of Issue	Active Power, Inc.
(b) Address of Issuer’s Principal Executive Offices	11525 Stonehollow Drive, Suite 110 Austin, TX 78758

Item 2.

(a) Name of Person Filing	Joseph F. Pinkerton, III
(b) Address of Principal Business Offices or, if none, Residence	c/o Active Power, Inc. 11525 Stonehollow Drive, Suite 110 Austin, TX 78758
(c) Citizenship	USA
(d) Title of Class of Securities	Common Stock
(e) CUSIP Number	00504W 10 0

Item 3.    If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable. This statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c)

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:	5,294,601.
(b) Percent of Class:	12.7%.
(c) Number of shares as to which such person has:	5,294,601.

(i) Sole power to vote or to direct the vote:	5,294,601.
(ii) Shared power to vote or to direct the vote:	none.
(iii) Sole power to dispose or to direct the disposition of:	5,294,601.
(iv) Shared power to dispose or to direct the disposition of:	none.

Item 5.    Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.    Identification and Classification of Members of the Group

Not applicable.

Item 9.    Notice of Dissolution of Group

Not applicable.

Item 10.    Certification

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

February 12, 2003
Date

/s/ Joseph F. Pinkerton, III
Signature

Joseph F. Pinkerton, III, President, Chairman and C.E.O.
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)